Exhibit 99.1

FOR IMMEDIATE RELEASE

CLEVELAND BIOLABS REPORTS SECOND QUARTER 2018 FINANCIAL RESULTS AND DEVELOPMENT PROGRESS

Buffalo, NY - August 14, 2018 - Cleveland BioLabs, Inc. (NASDAQ:CBLI) today reported financial results and development progress for the second quarter ended June 30, 2018.

Cleveland BioLabs reported a net loss of $(0.85) million, excluding minority interests, for the second quarter of 2018, or $(0.08) per share, compared to a net loss, excluding minority interests, of $(5.6) million, or $(0.50) per share, for the same period in 2017. The decrease in net loss was primarily due to a decrease in the non-cash adjustment to our warrant liabilities, increased revenues, and reduced operating costs aligned with our streamlined focus primarily on pursuing a pre Emergency Use Authorization with the U.S. Food and Drug Administration (“FDA”) and a Marketing Authorization Application with the European Medicines Agency (“EMA”) for entolimod as a medical radiation countermeasure.

As of June 30, 2018, the Company had $6.5 million in cash, cash equivalents and short-term investments, which, based on the Company’s current operational plan, is expected to fund operations for at least one year beyond the filing date of our Form 10-Q.

Yakov Kogan, Ph.D., MBA, Chief Executive Officer, stated, “The pursuit of regulatory approval and commercialization for entolimod as a medical radiation countermeasure remains our top priority.”

Further Financial Results

Revenue for the second quarter of 2018 increased to $0.4 million compared to $0.2 million for the second quarter of 2017. The net increase was primarily attributable to increased revenue from our service contract with Incuron and increased revenue from our Joint Warfighter Medical Research Program (“JWMRP”) contract from the Department of Defense (“DoD”) for the continued development of the entolimod as a medical radiation countermeasure.

Research and development costs for the second quarter of 2018 decreased to $0.9 million compared to $1.2 million for the second quarter of 2017. The reduction in research and development costs is due to a $0.6 million reduction in spending for biodefense applications of entolimod partially offset by a $0.3 million increase in expenses related to the oncology applications of the entolimod family of compounds.

General and administrative costs for the second quarter of 2018 decreased to $0.55 million compared to $0.59 million for the second quarter of 2017. This decrease was primarily attributable to reductions in personnel and other operating costs in connection with cost savings efforts to streamline operations.

About Cleveland BioLabs
Cleveland BioLabs, Inc. is an innovative biopharmaceutical company developing novel approaches to activate the immune system and address serious medical needs. The company’s proprietary platform of Toll-like immune receptor activators has applications in radiation mitigation, immuno-oncology, and vaccines. The company’s most advanced product candidate is entolimod, which is being developed as a medical radiation countermeasure for the prevention of death from acute radiation syndrome, an immunotherapy for oncology and other indications. The company conducts business in the United States and in the Russian Federation through a wholly-owned subsidiary, BioLab 612, LLC, and a joint venture with Joint Stock Company RUSNANO, Panacela Labs, Inc. The company maintains strategic relationships with the Cleveland Clinic and Roswell Park Cancer Institute. To learn more about Cleveland BioLabs, Inc., please visit the company’s website at http://www.cbiolabs.com.

This press release contains certain forward-looking information about Cleveland BioLabs that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that do not relate strictly to historical or current facts. Words and phrases such as “potential,” “may,” “future,” “will,” “plan,” “anticipate,” “believe,” “intend,” “estimate,” “expect” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding the company’s future financial position, business strategy, new products, budgets, liquidity, cash flows, projected costs, research and clinical analyses and trials, regulatory approvals or the impact of any laws or regulations applicable to the company, and plans and objectives of management for future operations. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.
Factors that could contribute to such differences include, among others, the risks inherent in the early stages of drug development and in conducting clinical trials; the company’s plans and expectations with respect to future clinical trials and commercial scale-up activities; the company’s ability to attract collaborators with development, regulatory and commercialization expertise and the financial risks related to those relationships; the company’s ability to comply with its obligations under license agreements; the company’s inability to obtain regulatory approval in a timely manner or at all; the commercialization of the company’s product candidates, if approved; the company’s plans to research, develop and commercialize its product candidates; future agreements with third parties in connection with the commercialization of any approved product; the size and growth potential of the markets for the company’s product candidates, and its ability to serve those markets; the rate and degree of market acceptance of the company’s product candidates; the company’s history of operating losses and the potential for future losses, which may lead the company to not be able to continue as a going concern; regulatory developments in the United States and foreign countries; the performance of the company’s third-party suppliers and manufacturers; the exercise of control by the company’s Majority stockholder; the operation and performance of our joint ventures over which we have limited control; and the success of competing therapies that are or may become available. Some of these factors could cause future results to materially differ from the recent results or those projected in forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and the company undertakes no obligation to update any forward-looking statement to reflect events or circumstances occurring or arising after the date on which such statement is made, except as may be required by law. See also the “Risk Factors” and “Forward-Looking Statements” described in the company’s periodic filings with the Securities and Exchange Commission.
Contact:
Yakov Kogan, Chief Executive Officer
Cleveland BioLabs, Inc.
T: (716) 849-6810 ext. 329
E: investor.relations@cbiolabs.com

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENDSED BALANCE SHEETS

	June 30, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,007,114	$4,230,548
Short-term investments	$2,520,376	4,561,357
Accounts receivable	346,012	554,468
Other current assets	121,565	233,617
Total current assets	6,995,067	9,579,990
Equipment, net	27,512	18,588
Other long-term assets	33,786	30,684
Total assets	$7,056,365	$9,629,262
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$151,887	$201,396
Accrued expenses	1,281,962	970,547
Accrued warrant liability	362,842	1,041,455
Total current liabilities	1,796,691	2,213,398
Commitments and contingencies	—	7,494
Total liabilities	1,796,691	2,220,892
Stockholders’ equity:
Total Cleveland BioLabs, Inc. stockholders’ equity	130,655	2,199,726
Noncontrolling interest in stockholders’ equity	5,129,019	5,208,644
Total stockholders’ equity	5,259,674	7,408,370
Total liabilities and stockholders’ equity	$7,056,365	$9,629,262
See Notes to Consolidated Financial Statements

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Revenues:
Grants and contracts	$391,591	$206,156	$619,167	$781,130
Operating expenses:
Research and development	908,907	1,188,380	2,245,377	2,605,378
General and administrative	550,743	588,288	1,277,936	1,365,712
Total operating expenses	1,459,650	1,776,668	3,523,313	3,971,090
Loss from operations	(1,068,059)	(1,570,512)	(2,904,146)	(3,189,960)
Other income (expense):
Interest and other income	23,924	50,434	93,400	99,723
Foreign exchange gain (loss)	1,479	(4,055)	1,096	(12,285)
Change in value of warrant liability	170,071	(4,124,009)	678,613	(4,245,707)
Total other income (expense)	195,474	(4,077,630)	773,109	(4,158,269)
Net loss	(872,585)	(5,648,142)	(2,131,037)	(7,348,229)
Net loss (income) attributable to noncontrolling interests	$21,548	$35,354	55,390	71,747
Net loss attributable to Cleveland BioLabs, Inc.	$(851,037)	$(5,612,788)	$(2,075,647)	$(7,276,482)
Net loss attributable to common stockholders per share of common stock, basic and diluted	$(0.08)	$(0.50)	$(0.18)	$(0.66)
Weighted average number of shares used in calculating net loss per share, basic and diluted	11,298,239	11,218,727	11,289,396	11,103,586
See Notes to Consolidated Financial Statements

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Six Months Ended June 30,
	2018	2017
Cash flows used in operating activities	$(2,281,975)	$(3,898,680)
Cash flows provided by investing activities	2,012,816	874,167
Cash flows provided by financing activities	—	539,998
Effect of exchange rate change on cash and equivalents	55,215	—
Decrease in cash and cash equivalents	(223,434)	(2,969,815)
Cash and cash equivalents at beginning of period	4,230,548	6,901,816
Cash and cash equivalents at end of period	$4,007,114	$3,932,001